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                                                                    EXHIBIT 10.5


                                  KEY EMPLOYEE
                              SALE BONUS AGREEMENT

      THIS SALE BONUS AGREEMENT (this "Agreement"), is made and entered into as of December __, 2004, between DEI HOLDINGS, INC. (the "Company") and _____________________ (the "Key Employee").

                                    Recitals

      A. The parties are entering into this Agreement for the purpose of providing the Key Employee an incentive to increase the value of the Company by granting him the right to receive a percentage of the proceeds received by the Company's shareholders as a result of certain liquidity events.

      B. The parties' intent is that upon specified liquidity events, the Company pay to the Key Employee a percentage of the proceeds distributable to common holders (not warrant holders) as follows:

            (i) the Key Employee shall not receive any percentage of the net proceeds necessary to "repay" a "base equity amount" equal to the sum of (x) $89,750,000 (i.e., the sum of the agreed upon equity value of the Company following its June 2004 recapitalization plus the $6.0 million of equity contributed to the Company in September 2004), plus (y) any additional equity contributed after the date hereof, together with a 12% annual "preferred return" on such additional equity; and

            (ii) the Key Employee shall receive __% of all net proceeds distributable to common holders in excess of such base equity amount.

      C. Attached as Annex A are certain examples showing the payment due the Key Employee under various sale scenarios.

                                    Agreement

      NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows.

      1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement. In addition, the following terms when used in this Agreement have the meanings set forth below:

            (a)   "Base Equity Amount" shall mean an amount equal to the sum of
(i) $89,750,000, plus (ii) the Preferential New Equity Amount.

            (b) "Net Equity Proceeds" shall mean an amount equal to the remainder of (i) the Proceeds Available for Distribution to Shareholders, less
(ii) the Base Equity Amount.

            (c) "Preferential New Equity Amount" shall mean the dollar amount of equity contributions to the Company subsequent to the date hereof, which amount shall increase at a rate of twelve percent (12%) per annum from the date of each applicable equity issuance through the date of consummation of the Sale Event.

            (d) "Proceeds Available for Distribution to Shareholders" shall mean the total gross proceeds and other consideration actually paid to or received by the holders of the Company's equity securities (in their capacity as such) other than holders of the Company's currently outstanding warrants in connection with a Sale Event and after payment of all debt, all transaction expenses (including all payments to James E. Minarik under the Company's December 7, 2004 Sale Bonus Agreement with such executive except the "Third Gain Share Payment" reflected therein), and all proceeds payment due to

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holders of the Company's currently outstanding warrants, including, without limitation, (i) cash, and (ii) notes, securities and other property. Non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in the Wall Street Journal) for the ten trading days prior to the closing of the Sale Event, and
(y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Board and the Key Employee.

            (e)   "Sale Event" shall mean:

                  (i) the sale of all, or substantially all, of DEI's consolidated assets in any single transaction or series of related transactions; or

                  (ii) the sale, or series of related sales, of common stock of the Company or DEI possessing the ordinary voting power (on a fully-diluted basis) to elect a majority of the board of directors of the Company or the Board, as the case may be, to an independent third party or a group of affiliated independent third parties; or

                  (iii) any merger or consolidation of the Company or DEI with or into another corporation or other business entity (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation, the holders of the Company's or DEI's, as the case may be, voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis).

            (f) "Trivest Investors" shall mean Trivest Fund II, Ltd., Trivest Equity Partners II, Ltd., Trivest Principals Fund II, Ltd., Trivest Fund III, L.P., Trivest Equity Partners III, L.P., Trivest Fund Cayman III, L.P., Trivest Principals Fund III, L.P., Trivest-DEI Co-Investment Fund, Ltd., and any of their respective successors and assigns.

      2. Sale Bonus. Upon the consummation of any Sale Event, the Company shall pay (or cause to be paid) to the Key Employee an amount (the "Sale Bonus") equal to __% of the Net Equity Proceeds.

      3. Public Offering. In the event of an initial public offering of equity securities by the Company or DEI registered under the Securities Act of 1933, as amended, the Company's Board of Directors (the "Board") shall in good faith negotiate with the Key Employee to determine a fair compensation arrangement to compensate Key Employee in accordance with the purpose and intent of this Agreement.

      4.    Nature of the Right.

            (a) The Key Employee shall have the right to receive a Sale Bonus only if a Sale Event is consummated (i) while Key Employee is an employee of the Company or any of its subsidiaries, (ii) if the Key Employee's employment is terminated without "Cause," within three (3) months of such termination, or
(iii) if the Key Employee's employment by reason of death or permanent disability, within six (6) months of such termination. For purposes hereof, the term "Cause" shall mean (i) the failure by the Key Employee to perform his duties as employee as reasonably requested by the Company's President, as documented in writing to the Key Employee, (ii) the failure by the Key Employee to observe all material policies of the Company generally applicable to executives of the Company, (iii) gross negligence or willful misconduct by the Key Employee in the performance of his duties, (iv) the commission by the Key Employee of an act of fraud or embezzlement against the Company or the conviction of any felony or act involving moral turpitude, (v) material breach by the Key Employee of his obligations under any contract or agreement with the Company, (vi) chronic absenteeism, or (vii) substance abuse.


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            (b)   The Sale Bonus shall be satisfied in the same form of
consideration as is received by the Trivest Investors. If the Trivest Investors receive a combination of cash and property, the Sale Bonus shall be satisfied in such forms in the same proportion as is received by the Trivest Investors.

            (c) If all or a portion of the consideration payable by reason of a Sale Event is payable over time or based upon the existence or occurrence of events in the future, the amount of the Sale Bonus shall be computed based on the actual consideration received by the Company's equity holders at closing and the Sale Bonus shall include the right to receive the percentage of the Proceeds Available for Distribution to Shareholders applied to such future consideration as and when such consideration is received.

      5. Modification to Right. In the event of an extraordinary corporate transaction, including, by way of example, any material acquisition or disposition of assets or securities other than in the ordinary course of business, or any material financing transaction, the Board shall in good faith review for reasonableness the Sale Bonus formula specified in Section 2 hereof and shall take such action, if any, as the Board in good faith deems necessary to adjust such formula in light of the circumstances existing at such time.

      6. Term. The Company's obligation to pay the Sale Bonus (or portion thereof) granted hereunder shall terminate upon the earlier to occur of: (a) the Key Employee's termination for Cause, death or permanent disability, (b) the Key Employee's voluntary resignation, (c) three (3) months after the Key Employee's termination without Cause, or (d) seven years from the date hereof.

      7. Non-Transferability. Key Employee's rights under this Agreement may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law.

      8. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to the Key Employee, any taxes required to be withheld by federal, state or local law as a result of the entering into this Agreement or the receipt of cash or property upon a Sale Event. If the amount of any consideration payable to the Key Employee is insufficient to pay such taxes or if no consideration is payable to the Key Employee, upon the request of the Company, the Key Employee shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the entering into of this Agreement or the receipt of cash or property upon a Sale Event.

      9. Employment. This Agreement shall not confer upon the Key Employee any right to continue in the service of the Company or any subsidiary or limit, in any respect, the right of the Company or any subsidiary to discharge the Key Employee at any time, with or without Cause and with or without notice.

      10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to the application of the principles of conflicts of laws.

      11. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.


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      IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date set forth above.

                                         DEI HOLDINGS, INC.



                                         By:
                                            ------------------------------------
                                             James E. Minarik,
                                             President



                                         ---------------------------------------
                                         [KEY EMPLOYEE]


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Schedule to Exhibit 10.5: The form of Key Employee Sale Bonus Agreement was executed by the following persons:


Employee
--------
Kevin Duffy
Glenn Busse
Mark Rutledge
Michael Smith
Rich Hirshberg
KC Bean
Jim Jardin
Mike Wilhelm
Al Fontane
Jeff Blair
Arlene Watson
Patricia Merson
James Turner
Kevin Hunter
Chris Rudder
Jeff Burt
Ralf Engelbrecht